Exhibit 99.(a)(1)(I)

FORM OF COMMUNICATION TO ELIGIBLE EMPLOYEES REJECTING THE
NOTICE OF WITHDRAWAL UNDER THE OPTION EXCHANGE PROGRAM

Date:
To:	[•]
From:	Internap Network Services Corporation
Re:	Rejected Notice of Withdrawal Under Option Exchange Program

Unfortunately, your Notice of Withdrawal regarding our Option Exchange Program was either inaccurate, incomplete or improperly signed and was not accepted for the following reason(s): [•]. If you wish to withdraw your previously delivered Election Form, please complete and sign the attached Notice of Withdrawal and deliver it to Internap so that it is received before 11:59 p.m., U.S. Eastern Time, on September 27, 2006 (or such later date as may apply if this exchange offer is extended), by one of the following means:

Via Mail or Courier
Internap Network Services Corporation
250 Williams Street, Suite E-100
Atlanta, Georgia 30303
Attention: James Salmond
Phone: (404) 302-9780

Via Facsimile
Internap Network Services Corporation
Attention: James Salmond
Fax No. (404) 302-9913

By Hand or Interoffice Mail
Human Resources Department
Attention: James Salmond

If we do not receive a properly completed and signed Notice of Withdrawal from you before the deadline for the Option Exchange Program, all eligible options currently tendered by you will be cancelled for exchange.

You should direct questions about the exchange offer or requests for assistance to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attention: James Salmond, Phone: (404) 302-9780, Email: optionexchange@internap.com. You should direct questions for additional copies of the exchange offer, the Election Form or other documents relating to this exchange offer to Internap Network Services Corporation, 250 Williams Street, Suite E-100, Atlanta, Georgia 30303, Attention: James Salmond, Phone: (404) 302-9780, Email: optionexchange@internap.com.